Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, NW
                                  Second Floor
                            Washington, DC 20036-1800
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                                   www.kl.com


                                                   June 23, 2000

Neuberger Berman Income Funds
605 Third Avenue, Second Floor
New York, New York 10158-0180

Ladies and Gentlemen:
      Neuberger Berman Income Funds ("Trust") is a business trust organized under the laws of the State of Delaware and governed by a Trust Instrument dated December 23, 1992. The Trust is currently a "feeder fund" in a master/feeder fund structure, and each of its series (each a "Fund") invests in a corresponding portfolio of Income Managers Trust. You have requested our opinion regarding certain matters in connection with the Trust's issuance of shares of beneficial interest, par value $0.001 per share ("Shares"), pursuant to a Plan of Reorganization ("Plan") between the Trust and the other feeder fund that invests in Income Managers Trust. In connection with the Plan, the Trust is about to file a Registration Statement on Form N-14 to register under the Securities Act of 1933, as amended, a new class of Shares to be issued pursuant to the Plan.

       Pursuant to the Plan, and assuming shareholder approval, each other feeder fund that invests in Income Managers Trust will transfer its assets to a corresponding Fund, in exchange for Shares of a class of that Fund identical in number and value to the outstanding shares of the transferring feeder fund, and in exchange for that Fund agreeing to accept the liabilities of the transferring fund. The transferring feeder fund will then distribute those Shares to its shareholders and dissolve.

      As counsel to the Trust, we have participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust Instrument and the By-laws of the Trust, the minutes of meetings of its board of trustees and other documents relating to its organization and operation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the Shares of the Funds that are currently being registered may be legally and validly issued from time to time in accordance with the Trust's Trust Instrument and By-laws and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state laws regulating the offer and sale of securities; and when so issued, the Shares will be legally issued, fully paid and non-assessable by the Trust.

Neuberger Berman Income Funds
June 23, 2000
Page 2


      The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders becomes subject to the jurisdiction of courts in states which do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.

      To guard against this risk, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may be enforced only against the assets of the Trust; however, the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable, solely by reason of being a shareholder, for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment because of shareholder liability is limited to circumstances in which: (i) a court refuses to apply Delaware law;
(ii) no contractual limitation of liability is in effect; and (iii) the Trust itself is unable to meet its obligations.

      We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sale of Shares.

      We hereby consent to the filing of this opinion in connection with the Trust's Registration Statement on Form N-14 (File Nos. 2-85229 and 811-3802) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Statement of Additional Information filed as part of the Registration Statement.

                                    Sincerely,


                                    /S/ KIRKPATRICK & LOCKHART LLP
                                        --------------------------
                                        KIRKPATRICK & LOCKHART LLP